Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 22nd day of March 2022, by and between WaveDancer, Inc., a Delaware corporation (the “Company”), and Timothy G. Hannon (“Executive”).

WHEREAS, it is a condition to employment as the Company’s Chief Financial Officer that Executive enter into this Agreement;

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company and accordingly the parties hereto have determined it to be in their mutual best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.    Term. This Agreement shall be effective as of the date above and will continue in effect until terminated in accordance with the terms and conditions set forth in Section 4 below (“Term”).

2.    Duties and Extent of Services.

(a)    Duties. Executive shall be employed as the Chief Financial Officer of the Company, with (i) such duties and responsibilities as are normally incident to such title; and (ii) such other duties as determined by the Chief Executive Officer of the Company (the “CEO”) or the Board of Directors of the Company (the “Board”). Executive shall report to the CEO.

(b)    Extent of Services. During the Term, except as set forth in Section 2(c) below, Executive shall devote Executive’s full business time and reasonable best efforts exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of Executive’s duties and responsibilities hereunder. For purposes of this Agreement, the term “Affiliate” means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

(c)    Outside Activities. Executive shall not engage in any outside business activity during the Term, except as may be expressly approved in advance by the Company in writing; provided, however, that Executive may, without advance consent, (i) participate in charitable activities, (ii) participate in passive personal investment activities, (iii) serve on corporate, civic or charitable boards or committees, and (iv) deliver lectures and fulfill speaking engagements; provided, however, that in each case such activities do not, individually or in the aggregate, interfere with the performance of Executive’s duties under this Agreement and are not in material conflict with the business interests of the Company.

(d)    Location. The Executive’s principal place of employment during the Term shall be the Company’s primary headquarters and place of business, which is currently the greater Washington, D.C. area, including but not limited to Fairfax, Virginia and Annapolis, Maryland. Executive shall be permitted to telecommute from time to time provided working from such telecommuting does not interfere with the performance of Executive’s duties under this Agreement. If after six months of employment, it is determined that telecommuting interferes, the Executive may be terminated without cause and entitled to severance as set forth in Section 5 (b).

3.    Compensation and Benefits. As compensation for all services performed by Executive hereunder during the Term, and subject to performance of Executive’s duties and responsibilities to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a)    Base Salary. During the Term, the Company shall pay Executive a base salary at the rate of $270,000 per year (“Base Salary”) payable in accordance with the Company’s general payroll practices in effect from time to time. During the Term, the Base Salary will be reviewed by the Board from time to time, and may from time to time be increased as determined by the Board in its sole discretion. Effective as of the date of any adjustment to the Base Salary, the Base Salary as so adjusted will be considered the new Base Salary for all purposes of this Agreement. The Base Salary may only be decreased at any time by the Board in connection with, and in proportion to, a general salary reduction applicable to all other senior executives of the Company unless otherwise agreed to by Executive.

(b)    Equity Compensation. Executive will be eligible to participate in the WaveDancer, Inc. 2021 Stock Incentive Plan.

(c)    Performance Bonus. Executive shall be eligible to receive an annual performance bonus (“Bonus”). The Executive will have a target bonus of fifty percent (50%) of Base Salary based on achievement of objectives established each year. Objectives will be divided into three categories: financial performance, operating performance, and discretionary or individual performance. The objectives and weighting will be memorialized each year in a letter approved by the Board and delivered to the Executive. The Board will establish performance metrics each year and assess performance against these objectives. Executive’s Bonus payable pursuant to this paragraph shall be contingent upon Executive being employed by the Company through the end of the fiscal year in which such Bonus is earned, except as otherwise specified in this Agreement. Any Bonus awarded to Executive hereunder with respect to a completed fiscal year to which the Bonus relates will be paid no later than the date that is thirty (30) days following the issuance of the Company’s audited financial statements applicable for such fiscal year or, if a covenant violation exists with the Company’s lenders, when such violation is cured; provided that such Bonus will be paid no later than the date that is thirty (30) days following the issuance of the Company’s audited financial statements applicable for such fiscal year in which the Bonus is earned. If Executive’s employment hereunder is terminated during a fiscal year by the Company without Cause or by Executive with Good Reason then Executive shall be entitled to the Pro-Rated Bonus. For purposes of this Agreement, “Pro-Rated Bonus” shall mean an amount equal to (i) the total Bonus that Executive would have been entitled to receive, if any, in the fiscal year in which Executive's employment hereunder is terminated, multiplied by (ii) the percentage of the fiscal year that has elapsed as of the date of Executive's termination of employment. Any Pro-Rated Bonus awarded to Executive hereunder with respect to a completed fiscal year to which the Pro-Rated Bonus relates will be paid no later than the date that is thirty (30) days following the issuance of the Company’s audited financial statements applicable for such fiscal year or, if a covenant violation exists with the Company’s lenders on the date on which the Pro-Rated Bonus payment is due, then the Pro-Rated Bonus Payment shall be made no later than the date that is five (5) business days following the date on which the Company lender confirms that such violation is cured.

(d)    Holidays; Paid Leave. Executive will be entitled to be paid for holidays according to Company policy in effect from time to time. Additionally, Executive will be entitled to a minimum of six (6) weeks paid time off per year. Vacation will be taken at such times and dates as will not interfere with Executive’s duties and responsibilities to the Company.

(e)    Benefit Plans. Executive will be offered the opportunity to participate in such pension, retirement, savings and health and welfare benefit plans, and any other employee benefit plans for which Executive is eligible as may be established from time to time by the Company for other Company employees and executives (collectively, the “Benefit Plans”). The Company may modify or terminate such benefits from time to time as it deems appropriate. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary, Bonus, incentive compensation (pursuant to Section 3(b) or Section 3(c)), if any, or equity compensation (pursuant to Section 3(c)(ii)) payable to Executive pursuant to this Agreement.

(f)    Business Expenses. The Company shall pay or reimburse Executive for reasonable, customary and necessary out-of-pocket business expenses incurred or paid by Executive in the performance of Executive’s duties and responsibilities hereunder, subject to such reasonable substantiation, documentation and other policies adopted by the Company from time to time.

4.    Termination of Employment. Executive’s employment hereunder shall terminate under the following circumstances:

(a)    Termination Upon Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company will have the right to terminate this Agreement if Executive becomes Disabled subject to this provision by providing written notice to Executive. For purposes of this Agreement, “Disabled” shall mean physical or mental disability of the Executive resulting in the Executive’s inability to perform substantially all of the essential functions of his job duties and responsibilities with the Company subject to the requirements of applicable disability discrimination laws for (i) a period of four (4) consecutive months, or (ii) for shorter periods aggregating one hundred eighty (180) days during any twelve-month period, as determined by the Board in good faith.

(b)    By the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause by providing written notice to Executive, which shall specify the conduct by Executive that supports the Cause determination. The following shall constitute “Cause” for termination:

(i)    if Executive has committed a felony, or Executive pleads guilty or nolo contendere to, any serious crime or offense either (A) causing substantial and material harm to the Company or any of its Affiliates (whether or not for personal gain), or (B) constituting a crime of moral turpitude that is punishable by imprisonment in a state or federal correction facility;

(ii)    one or more acts of fraud or willful dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its Affiliates;

(iii)    conduct by Executive in connection with Executive’s employment duties that is fraudulent or unlawful;

(iv)    failure by Executive to comply with the lawful direction of the Board, to the extent such direction is not inconsistent with the terms of this Agreement, which Executive fails to cure within thirty (30) days after receipt of written notice of such breach; provided that the Company will not be required to deliver Executive more than one such notice and opportunity to cure in any six (6)-month period with respect to the same type of direction; or

(v)    any material breach by Executive of Executive’s obligations under this Agreement or any other agreement with the Company or any of its Affiliates, which Executive fails to cure within thirty (30) days after receipt of written notice of such breach (if it is of the type that can be cured); provided that the Company will not be required to deliver Executive more than one such notice and opportunity to cure in any six (6)-month period with respect to the same type of breach.

(c)    By Executive with Good Reason. Executive may terminate his employment hereunder with Good Reason by providing written notice to the Company. For purposes of this Agreement, “Good Reason” means the existence or occurrence of one or more of the following conditions or events:

(i)    the Company’s material breach of this Agreement and the failure to cure within thirty (30) days after receipt of written notice of such breach (if it is of the type that can be cured); provided that the Executive will not be required to deliver to the Company more than one such notice and opportunity to cure in any six (6)-month period with respect to the same type of breach;

(ii)    any material diminution by the Company in Executive’s duties or authority as of the date hereof (in each case, other than in the case of a merger, consolidation, corporation reorganization or other business combination involving the Company, in which Executive generally has the same relative authority with respect to the businesses of the Company following such transaction);

(iii)    material diminution of Executive's then-existing compensation package (i.e., Base Salary, bonus opportunity and all other benefits taken together) unless such decrease is in connection with, and in proportion to, a general reduction applicable to all other senior executives of the Company; or

(iv)    if, following a Change of Control, Executive does not receive from the Company or its acquiror an offer of employment on reasonably comparable terms to what is in existence with respect to the Executive as of the Change of Control. For purposes of this Section, “Change of Control” means the sale of all or substantially all of the stock or equity of the Company, whether by merger, stock sale or asset sale, where the owners of the Company before such transaction do not own, legally or beneficially, directly or indirectly, a majority of the membership interests in the Company’s business immediately following such transaction.

A termination of employment will not be considered a termination with Good Reason unless (x) the Executive, within thirty (30) days following the occurrence of the condition giving rise to “Good Reason,” notifies the Company in writing of his intent to terminate with Good Reason; (y) the Company fails to cure such condition within thirty (30) days after being so notified; and (z) the Executive actually terminates no later than thirty (30) days after the end of such thirty (30)-day cure period.

(d)    By Company without Cause. The Company may terminate Executive’s employment hereunder other than for Cause at any time. Where feasible, the Company will endeavor to provide Executive with reasonable notice (e.g., ninety (90) days) if it chooses to terminate the employment relationship without Cause. During any such notice period, Executive shall supply any such transition services as the Board or its authorized agents may direct. Notwithstanding the above, nothing in this Agreement obligates the Company to provide notice or reason for termination to Executive.

(e)    By Executive without Good Reason. Executive may terminate Executive’s employment hereunder at any time. As a professional courtesy, the Company requests that Executive provide it with at least ninety (90) days’ prior written notice of Executive’s intent to terminate Executive’s employment with the Company pursuant to this Section 4(e). During any such notice period, Executive shall supply any such transition services as the Board or its authorized agents may reasonably request. The Board or its authorized agents, at their sole discretion, may direct Executive not to report to his office and/or not to perform any services for the Company during such notice period; provided that Executive shall continue to receive all compensation and benefits due under this Agreement during such notice period.

5.    Effect of Termination.

The provisions of this Section 5 shall apply to any termination of Executive’s employment under this Agreement pursuant to Section 4.

(a)    Obligation of the Company for Death, Disability, Cause or Without Good Reason Termination. Upon Executive’s death, or upon the giving of written notice of termination of Executive’s employment hereunder because Executive is Disabled or for Cause, or by Executive without Good Reason, the Company shall have no further obligation or liability to Executive under this Agreement, other than for: (i) any Base Salary earned but not paid through the date of termination, (ii) any additional payments, awards, or benefits, if any, which Executive is eligible to receive under the terms of any Benefit Plan, (iii) any business expenses incurred by Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days following termination, and (iv) subject to the timing rules of Section 3(c)(i) above, the Bonus awarded for the fiscal year preceding the fiscal year in which termination occurs as well as any other bonus compensation awarded for the fiscal year preceding the fiscal year in which termination occurs, but unpaid on the date of termination (all of the foregoing, payable subject to the timing limitations described herein, “Final Compensation”). Final Compensation shall be paid to Executive in a lump sum within the timeframe prescribed by applicable law; provided that business expenses of Executive will be reimbursed within thirty (30) days of the date of submission, provided such business expenses meet the requirements of Section 3(f), and the bonuses described in Section 3(b) and Section 3(c) (which remain subject to the timing rules of Section 3(c)(i) above and/or the applicable incentive or equity plans or programs).

(b)    Obligation of the Company for Termination By Company Without Cause or by Executive with Good Reason. In the event of termination by the Company without Cause or by Executive with Good Reason, in addition to any Final Compensation, Executive shall be entitled to receive (i) the Pro-Rated Bonus, (ii) severance payments in an aggregate amount equal to (6) months of Base Salary if the termination takes place before March 31, 2023 and twelve (12) months of Base Salary thereafter (the “Severance Payment”) paid as salary continuation in accordance with the Company’s standard payroll practices over the six months or twelve months, as applicable, (the “Severance Period”), and (iii) if Executive is eligible for and elects COBRA continuation coverage under the Benefit Plans, the Company shall pay Executive’s premium for such COBRA coverage during the Severance Period (the “Severance Benefits”).

(c)    Release. Payments of the Severance Benefits are conditioned upon Executive’s compliance in all material respects with the terms of this Agreement, including, without limitation, continued compliance with the Proprietary Information and Invention Agreement attached hereto as Exhibit A (“Proprietary Information and Invention Agreement”), and Executive’s execution, delivery to the Company and non-revocation of a general release related solely to employment in favor of the Company and its Affiliates in substantially the form attached hereto as Exhibit B (the “Release”); provided, however, that the Company may revise the form of Release as necessary to comply with all applicable laws. If Executive fails to comply with this Agreement in any material respects, or fails to execute the Release or revokes the Release during the seven (7)-day period following execution of the Release, then Executive will not be entitled to any Severance Benefits, and will receive only Final Compensation.

(d)    Provision by the Company of Final Compensation and Severance Benefits, if any, that are due Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to Executive under this Agreement.

(e)    Provisions of this Agreement shall survive any termination of Executive’s employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including without limitation the obligations of Executive under Sections 6 or 7 hereof and under the Proprietary Information and Invention Agreement, and the obligations of the Company under Section 5 hereof. Executive recognizes that no compensation is earned after termination of employment under this Agreement.

6.    Confidentiality Limitations, Non-competition and Non-Solicitation.

(a)    Requirement. The Company and Executive acknowledge that Executive’s services are of a special and unusual character which have a unique value to the Company, the loss of which cannot be adequately compensated by damages in an action at law. Further, the Company and Executive acknowledge that Executive’s employment entails substantial personal contacts with the Customers of the Company who are likely to develop strong business and personal ties and goodwill with Executive rather than the Company, and as a result, it is likely that such Customers would follow Executive in the event Executive ceased to be employed by the Company. Because of the unique value to the Company of the services for which the Company has contracted hereunder, the nature of Executive’s personal contact with Customers of the Company, and because of the confidential information and/or trade secrets to be obtained by Executive, all as aforementioned, and in consideration of continued employment by the Company, the bonuses and severance payments described in this Agreement, Executive shall abide by the restrictive provisions set forth in this Section 6 and Section 7 and those set forth in the Proprietary Information and Invention Agreement.

(b)    Confidential Information. Executive shall execute and deliver the Proprietary Information and Invention Agreement which is expressly incorporated into this Agreement. For the avoidance of doubt, (i) nothing contained in this Agreement or the Proprietary Information and Invention Agreement limits, restricts, or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity, and (ii) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if Executive unlawfully accesses trade secrets by unauthorized means.

(c)    Restrictive Covenants.

(i)    Definitions. For purposes of this Agreement, the following definitions shall apply:

“Customer” means any Person that has purchased Products or Services from the Company or any of its Affiliates.

“Government” means any government, including any branch, agency, office or division of the government of the United States of America or of any state (including the District of Columbia), territory, province or other governmental jurisdiction or unit, whether foreign, domestic, or multi-national.

“Person” means an individual, corporation, firm, partnership, joint venture, limited liability company, unincorporated organization, trust, association or other entity, including any Government.

“Products or Services” means those products and related professional services of the nature and type sold and performed by the Company or any of its Affiliates so long as such products or services are substantially similar to those offered, sold and performed by the Company, at any time during the Executive’s employment.

“Prospective Customer” means (A) during the Executive’s employment, (i) any Person for whom the Company or any of its Affiliates is actively proposing to provide Products or Services to the Executive’s knowledge and (B) with respect to the portion of the Restricted Period that follows termination of the Executive’s employment provided that the Company may, at the time of the Executive’s termination, provide a list of Persons for whom the Company or any of its Affiliates has actively proposed to provide Products or Services to the Executive’s knowledge within the twelve (12) month period immediately preceding such termination, to the extent that such Persons are material to the business of the Company or its Affiliates.

“Restricted Period” means during the Term of this Agreement and for a period of three (3) years following the termination of Executive’s employment with the Company for any reason whatsoever.

(ii)    Non-Solicitation and Non-Competition. During the Restricted Period, Executive shall not, directly or indirectly, for Executive or on behalf of any other Person, whether as a principal, agent, employee, stockholder, partner, officer, manager, trustee, member, director, sole proprietor, or otherwise, other than on behalf of the Company or any Affiliate of the Company: (A) contact, solicit, market or sell to, any Customer or any Prospective Customer any Product or Service similar to a Product or Service provided by the Company or any of its Affiliates; (B) encourage, induce or urge any Customer or Prospective Customer to cease doing business with the Company or any of its Affiliates, diminish its business with the Company or any of its Affiliates, or terminate or diminish its prospective relationship with the Company or any of its Affiliates; or (C) acquire any ownership interest in, engage in, become employed by, consult with or perform any services in any capacity whatsoever (including as a subcontractor) for any business, which in any way competes with, in whole or in part, the business of the Company or any of its Affiliates.

(iii)    Non-Solicitation of Employees and Independent Contractors. During the Restricted Period, Executive shall not, directly or indirectly, (A) hire, engage, or solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any such employee to discontinue employment or (B) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her, their or its relationship with any of them. For the purposes of this Section 6, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any Person who was such at any time during the six (6) month period immediately preceding the activity restricted by this Section 6. Notwithstanding the foregoing, Executive’s direct or indirect engagement in any general solicitation (e.g., blanket mailing or published advertisement) that is not directed at any such employees or independent contractors will not, solely by reason thereof, constitute a violation of this Section 6.

(d)    No Conflicting Agreement. Executive represents that the performance of this Agreement and the Executive’s employment by the Company does not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations with prior employers or entities for which Executive has provided services. Executive shall not enter into, any agreement or obligation, either written or oral, in conflict with this Agreement.

(e)    Notification of New Employer. During the Restricted Period, Executive shall notify any subsequent employer or any other entity or person to whom Executive subsequently provides services of Executive’s obligations under this Agreement and authorizes the Company to provide notice of this Agreement to any such subsequent employer or service recipient.

(f)    Modification. Executive hereby acknowledges that the preceding covenants contained in this Section 6 are necessary in order to protect the goodwill of the Company and its Affiliates and that these covenants are reasonable. However, if any court determines that any of these restrictions is unenforceable in accordance with its terms regarding duration, geographical limit, or scope of prohibited activity, then the covenant shall not terminate. Instead, with respect to its operation in the jurisdiction of the court which makes the adjudication, the covenant shall be deemed to have been amended to the extent required to render it valid and enforceable. The adjudication shall not be deemed to affect the validity or enforceability of the covenant in any jurisdiction other than the one in which the adjudication is made.

7.    Non-Disparagement. Executive shall not engage in any conduct that involves the making or publishing of written or oral statements or remarks including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments, which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company or any of its Affiliates, or any of their officers, directors, employees, consultants and agents. This Section 8 is not applicable to truthful testimony obtained through subpoena or to any truthful information provided pursuant to investigation by any governmental body.

8.    Conflicts of Interests. Without the prior written approval of the Company, during the Term, Executive will not engage in any activity which is in conflict with the interests of the Company or any of its Affiliates. In furtherance of this covenant, during the Term: (a) Executive will notify the Company of any conflicts of interest or excessive gifts or offers of gifts or remuneration from customers, suppliers or others doing or seeking to do business with the Company or any of its Affiliates; (b) Executive will not receive remuneration from any party doing business with or competing with the Company or any of its Affiliates unless the prior written consent of the Company is first obtained; (c) Executive will promptly inform the Company of any business opportunities that come to Executive’s attention that relate to the existing or, to Executive’s knowledge, prospective business of the Company or any of its Affiliates, and Executive will not participate in any such opportunities on behalf of any person or entity other than the Company; and (d) Executive will not engage in any other employment or business activity during working hours or at Executive’s work location; provided, however, that Executive may, during working hours, engage in reasonable time managing Executive’s personal investments to the extent that such investments and time do not conflict with the Company’s interests.

9.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10.    Assignment. The Company may assign this Agreement and all of its rights and obligations hereunder to an Affiliate without prior consent by Executive. The services to be rendered by Executive to the Company under this Agreement are personal in nature and, therefore, Executive may not assign or delegate Executive’s rights, duties or obligations under this Agreement, and any attempt to do so will be null and void.

11.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.    Section 409A Compliance. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. §1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. If, nonetheless, this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A, provided, however, that no such amendment or clarification shall reduce the economic benefit that Executive was to derive from this Agreement prior to such amendment or clarification. In no event may the Executive, directly or indirectly, designate the year of a payment that is subject to Section 409A.  All payments subject to Section 409A that are to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” as defined under Section 409A.  Notwithstanding anything in this Agreement to the contrary, if required by Section 409A, if the Executive is considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump-sum payment within ten (10) days after the end of the six (6)-month period.  If the Executive dies during such 6-month period, the amounts withheld on account of Section 409A shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

13.    Amendment, Waiver. Neither Executive nor the Company may modify, amend, or waive the terms of this Agreement other than by a written instrument signed by Executive and the Company. Either party’s waiver of the other party’s compliance with any specific provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

14.    Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Executive at Executive’s last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board (or equivalent), or to such other address as either party may specify by notice to the other actually received.

15.    Entire Agreement. This Agreement, including the recitals, the Proprietary Information and Invention Agreement and other exhibits attached hereto, constitutes the entire agreement between the parties with respect to Executive’s employment and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive’s employment with the Company, including any employment agreement entered into between the Company and the Executive prior to the date of this Agreement. Executive certifies and acknowledges that Executive has carefully read all of the provisions of this Agreement, and that Executive voluntarily and knowingly enters into said Agreement. Nothing in this Agreement shall supersede or otherwise negate any post-employment confidentiality, nondisclosure, non-solicitation, non-interference or non-competition obligations imposed by any other agreement between Executive and the Company or any of its Affiliates.

16.    Headings, Board Actions. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. All actions to be taken by the Board pursuant to this Agreement shall mean such board excluding, for such purposes, Executive, if applicable.

17.    Counterparts and Electronic Signature. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by facsimile, e-mail or other electronic means, any of which will be as fully binding as an original document.

18.    Advice of Counsel and Construction. The parties acknowledge that all parties to this Agreement have been represented by counsel, or had the opportunity to be represented by counsel of their choice. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by all parties. Additionally, neither the drafting history nor the negotiating history of this Agreement may be used or referred to in connection with the construction or interpretation of this Agreement.

19.    Governing Law and Jurisdiction. This is a Delaware contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof. The parties hereby consent and submit to the exclusive jurisdiction of all state and federal courts sitting in the State of Delaware, the venue of all Delaware state courts sitting in New Castle County, Delaware and the venue of the U.S. District Court for the State of Delaware, and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a state or federal court in Delaware.

20.    Enforcement Expenses. If the Company is required to engage an attorney to enforce any of the provisions of this Agreement, then Executive shall reimburse the Company for all of the Company’s reasonable costs of enforcement, including, without limitation, attorneys’ fees and court costs and attorneys’ fees and court costs incurred to collect any such fees and costs. Any claim for collection of costs or fees pursuant to this Section (including costs and fees incurred post-judgment) shall survive and shall not merge into any judgment entered with regard to a claim arising out of or relating to this Agreement.

21.    Waiver of Jury Trial. AS A CONDITION OF EMPLOYMENT BY THE COMPANY, EXECUTIVE VOLUNTARILY AND KNOWINGLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE TO A TRIAL BY JURY IN ANY COURT ACTION RELATING TO OR CONCERNING THE COMPANY AND ITS EMPLOYEES. THIS WAIVER DOES NOT FOREGO ANY SUBSTANTIVE RIGHTS THE COMPANY OR EXECUTIVE MAY HAVE. THIS VOLUNTARY AND KNOWING JURY TRIAL WAIVER INCLUDES, BUT IS NOT LIMITED TO, ANY DISPUTES, CLAIMS, OR CONTROVERSIES RELATING TO OR CONCERNING THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY. BY EXECUTION OF THIS AGREEMENT, EXECUTIVE VOLUNTARILY AND KNOWINGLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE TO A TRIAL BY JURY IN ANY COURT ACTION REGARDING ALL DISPUTES, CLAIMS, OR CONTROVERSIES CONCERNING THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by Executive, as of the date first above written.

COMPANY: WAVEDANCER, INC.

By:	/s/ G. James Benoit	(SEAL)
Name:	G. James Benoit
Title:	Chief Executive Officer

EXECUTIVE:

By:	/s/ Timothy G. Hannon	(SEAL)
Name:	Timothy G. Hannon

Exhibit A

Proprietary Information and Inventions Agreement

(Proprietary Information and Inventions Agreement is attached hereto.)

A-1

Exhibit B

(Form of Release Agreement)

B-1